UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (Amendment No.    )

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NUVELO, INC.

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To the Stockholders of Nuvelo, Inc.:

As you know, Nuvelo, Inc., or Nuvelo, is holding a special meeting of stockholders at 9:00 a.m., Pacific Standard Time, on January 7, 2009 at the offices of Nuvelo, located at 201 Industrial Road, Suite 310, San Carlos, California (unless postponed or adjourned to a later date) in order to obtain the stockholder approvals necessary for: (i) a proposal to approve the issuance of Nuvelo’s common stock pursuant to a merger with ARCA biopharma, Inc., or ARCA, (ii) a proposal to approve an amendment to Nuvelo’s amended and restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Nuvelo’s common stock, (iii) a proposal to approve an amendment to Nuvelo’s amended and restated certificate of incorporation to increase the number of authorized shares of Nuvelo common stock to 250 million, and (iv) an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional parties if there are not sufficient votes in favor of Proposals No. 1 and No. 2.

On or about November 25, 2008, Nuvelo mailed to you a detailed proxy statement/prospectus/consent solicitation that contains a description of the proposed transaction. The attached first supplement to the proxy statement/prospectus/consent solicitation contains additional information that further supplements the proxy statement/prospectus/consent solicitation. Nuvelo urges you to read this first supplement, together with the proxy statement/prospectus/consent solicitation previously sent to you regarding the proposed transaction, carefully and in its entirety.

We are providing this first supplement to reflect that ARCA and Mr. Joseph L. Turner have mutually agreed that Mr. Turner will not be joining ARCA or the combined company as chief financial officer due to reasons unrelated to ARCA’s, Nuvelo’s or the combined company’s business. As a result, Lee Bendekgey, currently senior vice president, chief financial officer and general counsel of Nuvelo, is expected to become chief financial officer and principal accounting officer of the combined company on a transitional basis. As Mr. Bendekgey is now expected to be an executive officer of the combined company on a transitional basis, we are providing this supplemental information regarding Mr. Bendekgey and his compensation.

After careful consideration, Nuvelo’s board of directors has unanimously approved the merger agreement and the proposals referred to above, and has determined that they are advisable, fair to and in the best interests of Nuvelo’s stockholders. Accordingly, Nuvelo’s board of directors unanimously recommends that stockholders vote FOR the issuance of Nuvelo’s common stock pursuant to the merger agreement, FOR the amendment to Nuvelo’s certificate of incorporation to effect the reverse stock split, FOR the amendment to Nuvelo’s certificate of incorporation to increase the number of authorized shares of Nuvelo common stock to 250 million and FOR an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional parties if there are not sufficient votes in favor of Proposals No. 1 and No. 2.

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date and sign the proxy card enclosed with the proxy statement/prospectus/consent solicitation or the first supplement and mail it in the postage-paid envelope to ensure that your shares will be represented and voted at the special meeting. If you have already submitted your proxy card and do not wish to change your vote, there is no need to submit another proxy card in response to this first supplement to the proxy statement/prospectus/consent solicitation.

Nuvelo is excited about the opportunities the merger brings to its stockholders, and we thank you for your consideration and continued support.

Yours sincerely,

Ted W. Love

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in the proxy statement/prospectus/consent solicitation or Nuvelo’s common stock to be issued in connection with the merger or determined if the proxy statement/prospectus/consent solicitation or this supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus/consent solicitation and this first supplement are not offers to sell any securities and they are not soliciting offers to buy any securities in any state where the offer or sale is not permitted.

This first supplement is dated December 10, 2008 and is first being mailed to stockholders of Nuvelo on or about December 11, 2008.

IMPORTANT!

SUPPLEMENT NO. 1 DATED DECEMBER 10, 2008

TO

PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION

DATED NOVEMBER 25, 2008

NUVELO, INC.

201 INDUSTRIAL ROAD, SUITE 310

SAN CARLOS, CA 94070-6211

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 7, 2009

GENERAL INFORMATION

This first supplement is being mailed to the stockholders of record of Nuvelo, Inc., or Nuvelo, as of the close of business on November 11, 2008. The following information supplements and should be read in conjunction with the proxy statement/prospectus/consent solicitation dated November 25, 2008 of Nuvelo relating to the proposed business combination of Nuvelo and ARCA biopharma, Inc., or ARCA, which Nuvelo previously mailed to you on or about November 25, 2008.

For a discussion of significant matters that should be considered before voting at the special meeting of stockholders, see “Risk Factors” beginning on page 28 of the proxy statement/prospectus/consent solicitation.

Nuvelo is providing this first supplement to the proxy statement/prospectus/consent solicitation dated November 25, 2008 to reflect that ARCA and Mr. Joseph L. Turner have mutually agreed that Mr. Turner will not be joining ARCA or the combined company as chief financial officer due to reasons unrelated to ARCA’s, Nuvelo’s or the combined company’s business. As a result, Lee Bendekgey, currently senior vice president, chief financial officer and general counsel of Nuvelo, is expected to become chief financial officer and principal accounting officer of the combined company on a transitional basis. As Mr. Bendekgey is now expected to be an executive officer of the combined company on a transitional basis, we are providing this supplemental information regarding Mr. Bendekgey and his compensation.

Mr. Bendekgey, 51, joined Nuvelo in July 2004 as Senior Vice President and General Counsel. In August 2007, Mr. Bendekgey assumed the additional role of Chief Financial Officer, which he also held from July 2004 until November 2005. Prior to joining Nuvelo, Mr. Bendekgey was employed by Incyte Corporation from 1998 to January 2004, where he held several executive positions, including executive vice president, general counsel, acting chief financial officer and acting general manager of information business. From 1993 to 1997, Mr. Bendekgey worked for Silicon Graphics, Inc. where he held a variety of positions in their legal group. Prior to his employment with Silicon Graphics, he served as a partner at Graham & James (now Squire Sanders & Dempsey) where he specialized in intellectual property, corporate and commercial law and founded the firm’s Palo Alto office. Mr. Bendekgey graduated magna cum laude with a bachelor of arts degree from Kalamazoo College and received his J.D. from Stanford University.

Nuvelo’s Compensation Discussion and Analysis

The discussion and analysis below relates to Mr. Bendekgey’s service as Nuvelo’s senior vice president and chief financial officer.

Overview of Nuvelo’s Executive Compensation Program

Corporate Governance and the Role of the Compensation Committee.

Nuvelo’s compensation committee assists its board of directors in fulfilling its fiduciary responsibilities with respect to the oversight of Nuvelo’s affairs in the areas of compensation plans, policies, and its programs, especially those regarding executive compensation and employee benefits. Nuvelo’s compensation committee charter is publicly available on Nuvelo’s web site at www.nuvelo.com in the section titled, “Investors,” under the subsection titled, “Corporate Governance.”

Nuvelo’s compensation committee’s primary responsibilities are: (i) to administer Nuvelo’s 2004 Equity Incentive Plan, as amended; (ii) to approve all compensation decisions for Nuvelo’s chief executive officer, or CEO, and all executive officers; (iii) to review and oversee compensation decisions with regard to other Nuvelo executives; (iv) to administer Nuvelo’s cash bonus program, including the determination of the bonus pool based on the achievement of goals established by Nuvelo’s board of directors; and (v) to review and approve the policies adopted by Nuvelo with regard to employee compensation and employee benefits.

Kimberly Popovits, as the chairperson, Mark L. Perry and James R. Gavin III, MD, PhD presently serve on the compensation committee, and all served as members of the compensation committee throughout 2007. On December 20, 2007, Ms. Popovits was appointed chairperson of the compensation committee, replacing Mr. Perry as chairperson. Nuvelo’s board of directors has determined that all of its compensation committee members are “independent” directors under the Nasdaq definition of independence. Mr. Perry, Ms. Popovits, and Dr. Gavin all have extensive experience in executive management in the biotechnology industry, including experience with compensation practices and policies.

The Nuvelo compensation committee has the authority to retain advisors. In 2007, at the recommendation of management, the compensation committee approved the retention of Radford. At the Nuvelo compensation committee’s direction, Nuvelo’s compensation consultants provided advice to management and the Nuvelo compensation committee regarding Nuvelo’s compensation practices in connection with retention, executive and director compensation and equity awards for all employees.

In 2007, the Nuvelo compensation committee met seven times. The chairperson of the meeting is responsible for approving the agenda for each meeting in consultation with management. Nuvelo’s chief executive officer, its vice president of human resources, and its general counsel attend compensation committee meetings, except for those portions of any meeting in which the Nuvelo compensation committee meets in executive session.

Objectives of Nuvelo’s Compensation Program.

As a development stage pharmaceutical company, Nuvelo is committed to building a sustainable business focused on the discovery, development, and commercialization of novel therapies for the treatment of acute cardiovascular conditions and cancer. To achieve this vision, Nuvelo has emphasized the recruitment of executives with significant experience working at large biotechnology companies and major pharmaceutical companies.

Pharmaceutical discovery, development, and commercialization require sustained and focused effort over many years. As a consequence, Nuvelo’s compensation committee believes Nuvelo’s compensation program must balance long-term incentives that create rewards for the realization of this long-term vision with nearer term compensation that rewards employees for the achievement of annual goals that further the attainment of Nuvelo’s long-term vision. Nuvelo believes that compensation should not be based primarily on the short-term performance of Nuvelo’s common stock, which has been and continues to be highly volatile.

To this end, the objectives of Nuvelo’s compensation program are to:

•	reward executives for Nuvelo’s success in meeting its annual and long-term clinical development and other operational goals;

•	reward executives for their individual performance and achievement of their personal goals and those of the functional organizations that they manage; and

•

enable Nuvelo to attract and retain highly qualified executives with significant experience at larger biotechnology and pharmaceutical companies by providing a competitive compensation package that includes long-term incentives that provide significant retentive value.

Elements of Nuvelo’s Executive Compensation Program

The following are the elements of Nuvelo’s executive compensation program:

•	Base Salary

•	Cash Bonus

•	Stock Options

•	Executive Change in Control and Severance Plan

•	401(k) Plan

•	Medical, Dental, and Vision Plans

•	Life and Disability Insurance

•	Employee Stock Purchase Plan

In 2007, Nuvelo completed the transition of all compensation decisions to a calendar year basis. Previously, Nuvelo made adjustments to individuals’ base salaries and annual performance option grants effective August 1 of each year, following annual performance reviews for each employee, and made bonus decisions following the completion of each calendar year and the assessment of corporate and individual goal achievement. Nuvelo determined that a calendar year decision on each of these three principal elements of compensation would be preferable. A calendar year decision would more closely tie individual performance assessment to individual and corporate goal achievement, and would facilitate the consideration of an employee’s total cash and equity compensation in a more integrated fashion. As a consequence, in 2007 Nuvelo made annual performance option grants effective February 1, rather than August 1. In addition, merit compensation increases, which were made effective August 1, 2007, are intended to be effective without change until February 1, 2009, at which point Nuvelo will have completed the transition to align all compensation decisions with a calendar year schedule.

Executive Compensation Determination Procedures and Policies

Nuvelo’s compensation committee approves Nuvelo’s policies regarding executive compensation, approves all compensation actions with regard to Nuvelo’s executive officers, and oversees all other aspects of Nuvelo’s employee compensation programs. The Nuvelo compensation committee reviews executive compensation annually. In these reviews, the Nuvelo compensation committee refers to performance assessments of individual executives, which for executives other than the CEO are generated by each executive’s direct manager and reviewed by both the vice president of human resources and the CEO. In the case of the CEO, the Nuvelo compensation committee evaluates his performance against goals established by the board of directors. In addition, for each executive officer, the Nuvelo compensation committee considers Nuvelo’s performance against annual and longer term objectives, market data regarding executive compensation at relevant comparable companies, and the recommendations of management. For the 2007 fiscal year, the compensation committee approved the retention of Radford to assist management and the Nuvelo compensation committee in analyzing and determining the compensation of Nuvelo executives.

Nuvelo determines executive compensation by reference to publicly available compensation data from peer companies. As its primary comparison group for 2007, management and the Nuvelo compensation committee approved the following 14 biotechnology companies selected based on their stage of development, their market capitalization, their therapeutic focus, the size and complexity of their organizations, and to some extent their geographic proximity to Nuvelo:

•	ACADIA Pharmaceuticals Inc.

•	Affymax, Inc.

•	Arena Pharmaceuticals, Inc.

•	Cell Genesys, Inc.

•	Cytokinetics, Inc.

•	Intermune, Inc.

•	Ligand Pharmaceuticals Inc.

•	Mannkind Corporation

•	Maxygen, Inc.

•	Metabasis Therapeutics, Inc.

•	Peregrine Pharmaceuticals, Inc.

•	Rigel Pharmaceuticals, Inc.

•	Telik, Inc.

•	XOMA, Ltd.

Nuvelo supplements compensation from these peer companies with market data, taken from the Radford compensation survey, providing compensation information with regard to a large number of biotechnology companies with comparable numbers of employees and with expert counsel received from Nuvelo’s consultants at Radford. Generally, after management reviews the information generated by Radford and those of the selected peer companies, management and Radford make recommendations to the Nuvelo compensation committee with respect to compensation for Nuvelo’s executive officers and other Nuvelo officers. The Nuvelo compensation committee may accept or adjust such recommendations, and makes the sole determination with respect to Nuvelo’s chief executive officer and chairman of the Nuvelo board of directors. Members of management for whom compensation decisions are being made are absent from the meeting when the compensation committee is determining and deliberating his or her compensation.

For all executive officers other than the CEO, the vice president of human resources and the CEO make compensation recommendations to the Nuvelo compensation committee based on the factors described above, including market data provided by Radford and the performance of the executive. In the case of the CEO, the vice president of human resources makes recommendations regarding a range of potential compensation decisions to the compensation committee based on market data provided to her and to the compensation committee by Radford, and the compensation committee makes its decisions based on its assessment of the data provided and its evaluation of the chief executive officer’s performance.

Base Salary

Base salary is intended to enable Nuvelo to attract and retain executives with greater than average experience and skills, when compared to comparable biotechnology companies. For each executive position, Nuvelo sets as its target base compensation at the 65th percentile of compensation paid by its peer companies for that position. Actual base salary may be below or above the 65th percentile, based on individual performance, experience, skills, and the importance of the position to Nuvelo.

In July of 2007, as in past years, Nuvelo conducted annual performance reviews of all of its employees, including Nuvelo’s executive officers. Based on these reviews and the other factors described above, the compensation committee approved the aggregate total adjustments to base salaries for employees which were effective on August 1, 2007, which are intended to remain in effect until early 2009, when Nuvelo will complete the transition of its annual performance evaluation and compensation decisions to coincide with the commencement of the calendar year.

The Nuvelo compensation committee increased Mr. Bendekgey’s annual salary, effective as of August 1, 2007, in light of the additional responsibilities he assumed as chief financial officer. The Nuvelo compensation committee further decided not to grant a merit compensation increase to the base salary of Mr. Bendekgey. The Nuvelo compensation committee agreed the decision not to grant a merit increase was based not on its assessment of Mr. Bendekgey’s performance, but rather on its conclusion that merit increases for senior executives would be inappropriate in light of the impact of the reduction in force Nuvelo announced on August 1, 2007.

Cash Bonus

Cash bonuses reward accomplishment of annual Nuvelo corporate goals critical to the achievement of its long term vision and the individual’s achievement of functional goals for the functional organization that he or she manages. The Nuvelo compensation committee determines cash bonuses by reference to target bonus amounts, based on market data, established for each executive position.

Nuvelo commenced its cash bonus plan in 2004. For 2004 and 2005, the target bonus for the Nuvelo CEO and other Nuvelo named executive officers was 25 percent of base compensation. This target amount is below the 65th percentile for Nuvelo’s peer group, which in some cases has resulted in total cash compensation below the 65th percentile. Nuvelo nevertheless considered these targets appropriate in light of Nuvelo’s need to conserve cash and its reliance on the equity capital markets as its primary source of cash.

In 2006, the Nuvelo compensation committee increased the target cash bonus for Nuvelo’s executive vice presidents and senior vice presidents to 35 percent of base salary. These targets were determined by reference to the target bonus percentages that Nuvelo’s peer companies pay to executives in corresponding positions. While this is still below the 65th percentile for peer companies, this change is intended to help ensure that Nuvelo’s total cash compensation is competitive when compared to peer companies. It is also designed to increase the relative portion of each Nuvelo executive’s cash compensation that is contingent on goal achievement, thereby increasing the performance-based component of each Nuvelo executive’s total compensation.

The Nuvelo compensation committee determines each individual executive bonus by reference to the achievement of corporate goals and the individual executive’s achievement of functional goals for the functional organization that he or she manages. Nuvelo’s board of directors sets annual corporate goals that fall into the following categories:

•	advancement of compounds in Nuvelo’s research and clinical development pipeline;

•	strengthening Nuvelo’s financial position; and

•	development of a best in class organization capable of executing Nuvelo’s vision.

These goals included making “go/no go” decisions on all four alfimeprase indications. Given the decision not to pursue some indications, the corporate goals were revised accordingly in August 2007. Enrollment goals for SONOMA-3, Nuvelo’s clinical trial of alfimeprase for catheter occlusion, and CARNEROS-1, Nuvelo’s clinical trial of alfimeprase for the treatment of acute ischemic stroke, were included among the revised goals as were IND submissions for NU172 and NU206, and other goals that Nuvelo’s board of directors determined were important to Nuvelo’s progress and were reasonably difficult to achieve.

The Nuvelo compensation committee determines the relative weight of each goal based on its importance to Nuvelo’s success. Given the importance of Nuvelo’s research and development programs to its success, the Nuvelo compensation committee determined that achievement of goals associated with the advancement of Nuvelo’s research and development pipeline would be worth 70% of the total for bonus achievement in 2007, with financial goals afforded 10% of the total and organizational goals the remaining 20%.

After the end of each year, the Nuvelo compensation committee establishes the overall bonus pool based on its assessment of whether Nuvelo has met corporate goals at the target level, has exceeded expectations, or has failed to meet expectations. The compensation committee assessed Nuvelo’s performance in 2007 as having achieved 84% of the target goal performance. The Nuvelo compensation committee’s determination was based on Nuvelo’s failure to meet goals based on enrollment in Nuvelo’s clinical trial of alfimeprase in acute ischemic stroke, as well as delays in the initiation of a Phase 1 trial of NU206. The Nuvelo compensation committee found that Nuvelo had met other research and development goals, as well as its organizational and financial goals. The Nuvelo compensation committee’s assessment of the percentage deductions for failure to achieve a particular goal involves significant discretion, within the range of the percentages that the Nuvelo compensation committee has previously attributed as the value of the achievement of that goal. The Nuvelo compensation committee also retains the discretion to grant bonuses to individual executives that are above or below the established target based on the above criteria and its subjective assessment of each executive’s performance and the achievement of the corporate goals for which that executive was primarily responsible. For that reason, following the determination that the overall bonus pool would be reduced to 84%, Mr. Bendekgey’s bonus was calculated as 110% of 84%, because Nuvelo had met or outperformed all of the finance, compliance and legal goals for which he was responsible.

Stock Options

Nuvelo grants stock options to its executives, and to all of its employees, to provide long term incentives that align the interests of its work force with the achievement of Nuvelo’s long term vision to develop and commercialize pharmaceutical products. Given the time periods involved in pharmaceutical development, Nuvelo believes that these long term incentives are critical to Nuvelo’s success. The exercise price for options granted by Nuvelo is established as the market price of Nuvelo’s stock on the date of the grant. The market price of Nuvelo’s stock on the date of grant is determined by the average of the high and the low sale price on the date of grant.

The Nuvelo compensation committee determines stock option grants for the Nuvelo CEO and each other Nuvelo executive officer. Target ranges for stock option grants are based on position, salary level, and competitive practices of peer companies, as reported to Nuvelo by its compensation consultants. As with cash compensation, Nuvelo targets the 65th percentile for option grants at peer companies. Actual awards also reflect individual performance and potential, as well as retention objectives. In addition, in 2007 equity awards were subject to dilution constraints established by the compensation committee by reference to guidelines recommended by proxy advisors such as Institutional Shareholder Services.

Options are granted to all Nuvelo employees, including Nuvelo executives, when they are hired, and once each year in connection with annual performance reviews. New hire stock option grants are effective on the first day of the employee’s employment with Nuvelo, and the exercise price for those option grants is the market price on that date.

Based on the revised annual performance and compensation calendar, in January 2007, the Nuvelo compensation committee approved annual performance stock options grants, which were effective on February 1, 2007. Using the criteria noted above, consistent with his market based option ranges and performance, Mr. Bendekgey received options to purchase 100,000 shares of Nuvelo common stock.

Executive Change in Control and Severance Benefit Plan

In 2004 Nuvelo’s board of directors adopted the Executive Change in Control and Severance Benefit Plan, or Severance Plan, which is applicable to employees at the level of vice president and above. The board of directors determined that companies considered peers at that time commonly offered benefits comparable to those offered under the Severance Plan. Given the risks associated with the biopharmaceutical industry and the increasing frequency of acquisitions in the industry, the Nuvelo compensation committee continues to believe that this plan is necessary to attract and retain qualified executives.

Other Elements of Executive Compensation Program

The remaining elements of Nuvelo’s executive compensation program, like its broader employee compensation programs, are intended to make Nuvelo’s overall compensation program competitive with those of its peer companies, keeping in mind the constraints imposed by Nuvelo’s reliance on capital markets as a primary source of cash. With the exception of the Severance Plan, all of the remaining elements of Nuvelo’s executive compensation program (including its 401(k) plan, medical, dental, and vision plans, life and disability insurance, and employee stock purchase plan) are available to all Nuvelo employees.

Allocations between Base Salary, Cash Bonus and Equity Compensation for Executives

The development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development. It takes many years of clinical development to reduce this risk. Like most other biotechnology companies that have not yet commercialized any products, Nuvelo has been heavily dependent on capital markets for cash. Given the limitations on Nuvelo’s cash, and the long-term risks associated with Nuvelo’s achievement of its vision, Nuvelo has in recent years weighted its total compensation, for executives as well as the rest of its work force, toward equity, in order to minimize the use of cash while achieving total compensation packages that have allowed it to attract and retain talented employees, including those in its executive ranks. Nuvelo believes that this strategy has been successful, as demonstrated by the backgrounds of its executives and other employees.

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Code, the amount of compensation paid to certain executive officers that is deductible with respect to Nuvelo’s corporate taxes is limited to $1,000,000 annually. It is the current policy of the Nuvelo compensation committee to maximize, to the extent reasonably possible, Nuvelo’s ability to obtain a corporate tax deduction for compensation paid to Nuvelo’s executive officers to the extent consistent with the best interests of Nuvelo and its stockholders.

Insider Trading Policy

Nuvelo has insider trading policies in effect that prohibit its officers, directors and employees from: trading in Nuvelo’s securities while possessing material nonpublic information; providing material nonpublic information concerning Nuvelo to any outside person that is not authorized by Nuvelo to receive such information; trading in the securities of another company while possessing material nonpublic information concerning that company; disclosing material nonpublic information concerning any other company to anyone who is not authorized by Nuvelo to receive it; providing trading advice about Nuvelo to anyone while possessing material nonpublic information about Nuvelo; and trading in any interest or position relating to the future price of Nuvelo securities, such as a put, call, or short sale.

Summary Compensation Table

The following table presents summary information concerning all compensation paid to or earned by Mr. Bendekgey in all capacities in the fiscal years ended December 31, 2007 and 2006. References to options in the following table refer to options of Nuvelo.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Lee Bendekgey	2007	364,500	—	553,650	121,275	925	(3)	1,040,350
Nuvelo Senior Vice President, Chief Financial Officer and General Counsel	2006	352,917	—	686,499	126,449	450	(3)	1,166,315

(1)	Amounts reflect stock-based compensation expense recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), and include amounts attributable to awards granted in and prior to 2007. Assumptions used in the valuation of stock options are disclosed in Note 1 to Nuvelo’s Consolidated Financial Statements for the year ended December 31, 2007 included in the proxy statement/prospectus/consent solicitation. Amounts shown above exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	These amounts reflects cash bonuses earned in 2007 and 2006 under the Nuvelo cash bonus program, as described in more detail in “Nuvelo’s Compensation Discussion and Analysis.” Cash bonuses that were earned in 2007 and 2006 were paid in February 2008 and 2007, respectively.
(3)	These amounts consist of contributions made by Nuvelo to Nuvelo’s 401(k) Plan for Mr. Bendekgey.

Grants of Plan-Based Awards

The following table shows information concerning estimated payouts under non-equity incentive plan awards and the grant of equity awards to Mr. Bendekgey in the fiscal year ended December 31, 2007. References to options in the following table refer to options of Nuvelo.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold ($)	Target ($)		Maximum ($)
Lee Bendekgey	02/01/07	01/29/07	—	—		—	100,000	3.54	248,340
	N/A	N/A	—	131,250	(1)	—	—	—	—

(1)	Amount reflects the amount of cash bonus payable to Mr. Bendekgey under Nuvelo’s cash bonus program if all 2007 corporate goals as well as his individual goals for the functional organization that Mr. Bendekgey is managing have been accomplished. Mr. Bendekgey’s actual cash bonus, which was approved by the compensation committee, was paid in February 2008 and is shown in the Summary Compensation Table above. There are no threshold or maximum bonus amounts established under Nuvelo’s cash bonus program, which is discussed in more details in “Nuvelo’s Compensation Discussion and Analysis.”
(2)	The exercise price of Nuvelo stock options is set at the fair value of a share of Nuvelo’s common stock on the grant date. For stock options granted under the 2004 Equity Incentive Plan, the fair market value is the average of the high and low prices of a share of Nuvelo’s common stock as reported on Nasdaq for any applicable date. The exercise price indicated above was higher than the closing market price of Nuvelo’s common stock on the grant date of the related stock options.
(3)	Grant date fair value was determined in accordance with SFAS 123R. Assumptions used in the valuation of stock options are disclosed in Note 1 to Nuvelo’s Consolidated Financial Statements for the year ended December 31, 2007 included in the proxy statement/prospectus/consent solicitation.

Holdings of Previously Awarded Equity

The following table sets forth outstanding equity awards held by Mr. Bendekgey, as awarded under Nuvelo’s equity incentive plans. References to options in the following table refer to options of Nuvelo.

2007 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Lee Bendekgey	106,771	18,229	(1)	8.41	07/11/2014	—	—
	29,167	20,833	(2)	9.83	01/07/2015	—	—
	87,500	62,500	(3)	9.17	08/01/2015	—	—
	16,667	33,333	(4)	16.74	08/01/2016	—	—
	27,778	72,222	(5)	3.54	02/01/2017	—	—

(1)	Mr. Bendekgey was granted these stock options on July 12, 2004, at the commencement of his employment with Nuvelo. These stock options vest over four years: 1/4th vests 12 months after the date of grant and the remaining at a rate of 1/48th per month thereafter.
(2)	These stock options were granted on January 7, 2005, and vest over five years at a rate of 1/60th per month.
(3)	These stock options were granted on August 1, 2005, and vest over four years at a rate of 1/48th per month.
(4)	These stock options were granted on August 1, 2006, and vest over four years at a rate of 1/48th per month.
(5)	These stock options were granted on February 1, 2007, and vest over three years at a rate of 1/36th per month.

Nuvelo Executive Change in Control and Severance Benefit Plan Applicable to Mr. Bendekgey

The Severance Plan provides for the payment of severance benefits and/or change in control benefits to Nuvelo’s eligible employees. All of Nuvelo’s employees at the level of vice president or above, including Mr. Bendekgey, have been designated by Nuvelo’s board as participants in the Severance Plan. Nuvelo’s board may designate additional individuals as participants. To the extent a participant is entitled to greater benefits under his or her employment agreement with Nuvelo, such additional benefits supersede the benefits payable pursuant to the Severance Plan. As Nuvelo’s senior vice president, chief financial officer and general counsel, Mr. Bendekgey is eligible to participate in the Severance Plan.

The Severance Plan describes a “change in control” in Nuvelo as any one of the following events:

•	a sale or other disposition of all or substantially all of the assets of Nuvelo;

•

a merger, consolidation, or similar transaction involving Nuvelo where, immediately after the transaction, the stockholders of Nuvelo immediately prior to the transaction do not directly or indirectly own, voting securities representing at least 50% of the combined outstanding voting power of the surviving entity;

•

any person, entity, or group becomes the beneficial owner of securities of Nuvelo representing at least 50% of the combined voting power of Nuvelo’s then-outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; or

•

the individuals who, at the beginning of any period of two years or less, constituted the board of directors of Nuvelo cease, for any reason, to constitute at least a majority of the board, unless the election or nomination for election of each new director was approved by the vote of at least a majority of the directors then still in office who were directors at the beginning of the two year period.

If a change in control occurs, all Nuvelo stock options and stock awards held by a Severance Plan participant will become fully vested. The Nuvelo stock options and stock awards held by a Severance Plan participant will also become fully vested if the participant is terminated without cause or constructively terminated within one month preceding Nuvelo’s change in control.

In addition, if a participant is terminated without cause or constructively terminated one month before or one year after a change in control, he or she will also be entitled to cash severance and benefits as follows:

•	payment equivalent to 12 months salary, paid over a 12-month period;

•	payment equal to the highest cash bonus received by the individual in any consecutive 11-month period within the preceding 36 months; and

•	reimbursement of premiums paid for continued medical coverage pursuant to COBRA for up to 12 months.

In addition, if a participant is terminated without cause or constructively terminated outside the context of a change in control, he or she will be entitled to 12 months of vesting of all stock options and stock awards held by him or her, and cash severance and benefits as follows:

•	payment equivalent to 12 months salary, paid over a 12-month period; and

•	reimbursement of premiums paid for continued medical coverage pursuant to COBRA for up to 12 months.

For the purposes of the Severance Plan, “constructive termination” includes a material diminution in authority, position, or responsibilities, a reduction in base salary, a change in the business location of more than 35 miles, a material breach by Nuvelo of any provisions of the Severance Plan, or any enforceable written agreement between Nuvelo and the participant, or any failure by Nuvelo to obtain assumption of the Severance Plan by a successor. “Cause” includes a refusal or failure to follow the directions of the Board or individual to whom the participant reports, failure to perform duties in a satisfactory manner, or crimes involving moral turpitude, fraud, or dishonesty.

Nuvelo Executive Officers—Potential Payments upon Termination or Change in Control

The table below shows the potential payments and benefits to which Mr. Bendekgey would be entitled under the Severance Plan. The amounts shown in the table assume that termination was effective as of December 31, 2007 and that all eligibility requirements under the Severance Plan were met. While Mr. Bendekgey is expected to serve as chief financial officer and principal accounting officer for a transitional period following the consummation of the merger, it is anticipated that his employment will be terminated following this transitional period and that he will be entitled to the benefits afforded under the Severance Plan.

Name	Benefits	Termination without Cause or Constructively Terminated
		Within the Context of Change in Control	Outside the Context of Change in Control
Lee Bendekgey	Cash severance	$375,000	$375,000
	Cash bonus	126,449	—
	Medical benefits	20,105	20,105
	Stock option vesting acceleration(1)	1,153,315	625,210

	Total	$1,674,869	$1,020,315

(1)	Amount represents the unrecognized fair value of unvested stock options that would be accelerated upon termination of employment as of December 31, 2007. The fair value was determined on the grant date of the respective options in accordance with SFAS 123R and, therefore, is not indicative of the value that would be ultimately realized by Mr. Bendekgey upon exercise of his options. As of December 31, 2007, the closing price of Nuvelo’s common stock was $1.83, and the exercise prices of all stock options held by Mr. Bendekgey as of that date were above $1.83. Accordingly, Mr. Bendekgey would not receive any benefits from the acceleration of stock option vesting as provided in the Severance Plan if the termination occurred as of December 31, 2007.

Nuvelo 2004 Equity Incentive Plan

Nuvelo’s 2004 Equity Incentive Plan, or 2004 Plan, defines a “change in control” of Nuvelo as any of the following events upon which the stockholders of Nuvelo immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of Nuvelo’s voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of Nuvelo, its successor, or the corporation to which the assets of Nuvelo were transferred:

•	a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of Nuvelo’s voting stock;

•	a merger or consolidation in which Nuvelo is a party;

•	the sale, exchange, or transfer of all or substantially all of the assets of Nuvelo; or

•	a liquidation or dissolution of Nuvelo.

If a change in control occurs, the surviving, continuing, successor, purchasing, or parent corporation thereof may either assume all outstanding awards or substitute new awards having an equivalent value. In the event of a change in control in which the outstanding stock options and stock appreciation rights are not assumed or replaced, then all unexercisable, unvested, or unpaid portions of such outstanding awards will become immediately exercisable, vested, and payable in full immediately prior to the date of the change in control.

In the event of a change in control, the lapsing of all vesting conditions and restrictions on any shares subject to any restricted stock award, restricted stock unit, or performance award held by a participant whose service with Nuvelo has not terminated prior to the change in control shall be accelerated effective as of the date of the change in control. For this purpose, the value of outstanding performance awards will be determined and paid on the basis of the greater of (i) the degree of attainment of the applicable performance goals prior to the date of the change in control or (ii) 100% of the pre-established performance goal target.

Any award not assumed, replaced, or exercised prior to the change in control will terminate. The 2004 Plan authorizes the compensation committee, in its discretion, to provide for different treatment of any award, as may be specified in such award’s written agreement, which may provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a change in control.

Nuvelo 401(k) Plan

Nuvelo has a retirement savings plan, commonly known as a 401(k) plan, which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. The Nuvelo 401(k) plan allows all full-time employees to contribute from 1% to 60% of their pretax salary, subject to IRS limits. Nuvelo matches all employees’ contributions in an amount of up to 2% of each participant’s compensation in the year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE MERGER

The following table sets forth certain information regarding the beneficial ownership of Nuvelo common stock immediately following consummation of the merger with respect to Mr. Bendekgey and all directors and executive officers of the combined company as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Held	Percent of Class(2)
Lee Bendekgey(1)	594,473	*
All Directors and Executive Officers as a Group (13 persons)(3)	78,807,895	49.03%

*	Less than 1% ownership of Nuvelo’s common stock following the merger
(1)	Includes options to purchase 575,000 shares that are exercisable within 60 days of October 31, 2008.
(2)	Assumes that 97,093,909 shares of Nuvelo common stock are issued to holders of ARCA capital stock in connection with the merger and 53,663,805 shares of Nuvelo common stock are held by holders of Nuvelo common stock prior to the merger.
(3)	Total includes all directors and officers of the combined company, as previously disclosed in the proxy statement/prospectus/consent solicitation

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

The date, time and place of special meeting of Nuvelo stockholders have not changed and will be held on January 7, 2009, at Nuvelo, Inc., 201 Industrial Road, Suite 310, San Carlos, California, commencing at 9:00 a.m. local time. Nuvelo is sending this proxy statement/prospectus/consent solicitation to you in connection with the solicitation of proxies by the Nuvelo board of directors for use at the Nuvelo special meeting and any adjournments or postponements of the special meeting. This supplement to the proxy statement/prospectus/consent solicitation is first being furnished to Nuvelo’s stockholders on or about December 11, 2008.

Purposes of the Nuvelo Special Meeting

The purposes of the Nuvelo special meeting are:

1. To consider and vote upon a proposal to approve the issuance of Nuvelo common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated September 24, 2008, by and among Nuvelo, Inc., Dawn Acquisition Sub, Inc., and ARCA biopharma, Inc., as amended by that Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated October 28, 2008, by and among Nuvelo, Inc., Dawn Acquisition Sub, Inc., and ARCA biopharma, Inc., and as described in the proxy statement/prospectus/consent solicitation. A copy of the merger agreement was attached as Annex A to the proxy statement/prospectus/consent solicitation and a copy of the amendment to the merger agreement was attached as Annex B to the proxy statement/prospectus/consent solicitation.

2. To consider and vote upon a proposal to approve an amendment to Nuvelo’s amended and restated certificate of incorporation in order to effect a reverse stock split of the issued and outstanding shares of Nuvelo’s common stock as described in this prospectus/proxy statement/consent solicitation. A copy of this proposed amendment to the Nuvelo amended and restated certificate of incorporation was attached as Annex F to the prospectus/proxy statement/consent solicitation.

3. To consider and vote upon a proposal to approve an amendment to Nuvelo’s amended and restated certificate of incorporation in order to increase the number of authorized shares of Nuvelo common stock to 250 million as described in this prospectus/proxy statement/consent solicitation. A copy of the proposed amendment to the Nuvelo amended and restated certificate of incorporation was attached as Annex G to the prospectus/proxy statement/consent solicitation.

4. To consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1 and No. 2.

5. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Recommendation of the Nuvelo Board of Directors

THE NUVELO BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF NUVELO COMMON STOCK IN THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, NUVELO AND ITS STOCKHOLDERS AND HAS APPROVED SUCH ISSUANCE. THE NUVELO BOARD OF DIRECTORS RECOMMENDS THAT NUVELO STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF NUVELO COMMON STOCK IN THE MERGER.

THE NUVELO BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO NUVELO’S AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF NUVELO’S COMMON STOCK IS ADVISABLE AND IN THE BEST INTERESTS OF, NUVELO AND ITS STOCKHOLDERS AND HAS APPROVED SUCH AMENDMENT. THE NUVELO BOARD OF DIRECTORS RECOMMENDS THAT NUVELO STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO NUVELO’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF NUVELO’S COMMON STOCK.

THE NUVELO BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO NUVELO’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF NUVELO COMMON STOCK TO 250 MILLION IS ADVISABLE AND IN THE BEST INTERESTS OF, NUVELO AND ITS STOCKHOLDERS AND HAS APPROVED SUCH AMENDMENT. THE NUVELO BOARD OF DIRECTORS RECOMMENDS THAT NUVELO STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE AMENDMENT TO NUVELO’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF NUVELO COMMON STOCK TO 250 MILLION.

THE NUVELO BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT ADJOURNING THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS NO. 1 AND NO. 2 IS ADVISABLE AND IN THE BEST INTERESTS OF NUVELO AND ITS STOCKHOLDERS AND HAS APPROVED SUCH ADJOURNMENT, IF NECESSARY. NUVELO’S BOARD OF DIRECTORS RECOMMENDS THAT NUVELO STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS NO. 1 AND NO. 2.

Voting and Revocation of Proxies

The proxy accompanying this first supplement to the proxy statement/prospectus/consent solicitation is solicited on behalf of Nuvelo’s board of directors for use at the special meeting.

If you are a stockholder of record of Nuvelo as of the record date referred to above, you may vote in person at the special meeting or vote by proxy over the Internet, by telephone or using the enclosed proxy card. Whether or not you plan to attend the special meeting, Nuvelo urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

If your shares are registered directly in your name, you may vote:

•

Over the Internet. Go to the web site of Nuvelo’s tabulator, Georgeson, Inc., at http://proxy.georgeson.com and follow the instructions you will find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•

By Telephone. Call toll-free 1-877-816-0836 from the United States or Canada and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•

By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to Georgeson, Inc., Wall Street Station, P.O. Box 1101, New York, NY 10269-0666. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by Nuvelo’s board of directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank broker or other nominee, you may vote:

•	Over the Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•

In Person at the Meeting. Contact the bank, broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Nuvelo’s common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the issuance of shares of Nuvelo’s common stock in the merger; “FOR” Proposal No. 2 to approve an amendment to Nuvelo’s certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Nuvelo’s common stock; “FOR” Proposal No. 3 to approve an amendment to Nuvelo’s certificate of incorporation to increase the number of authorized shares of Nuvelo common stock to 250 million; and “FOR” Proposal No. 4 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1 and No. 2 in accordance with the recommendation of Nuvelo’s board of directors.

IF YOU HAVE ALREADY DELIVERED A PROPERLY EXECUTED PROXY CARD, YOU DO NOT NEED TO DO ANYTHING UNLESS YOU WISH TO REVOKE OR CHANGE YOUR VOTE. Each Nuvelo stockholder of record voting by proxy, other than those stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by sending a written notice stating that it would like to revoke its proxy to the Secretary of Nuvelo, by voting again over the Internet or by telephone, by providing a duly executed proxy card bearing a later date than the proxy being revoked or by attending the special meeting and voting in person. Attendance alone at the special meeting will not revoke a proxy. A beneficial owner of Nuvelo’s common stock that holds shares in “street name” must follow directions received from the bank, broker or other nominee that holds the shares to change its voting instructions. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY PROXY TO ENSURE YOUR VOTE IS COUNTED.